           As filed with the Securities and Exchange Commission on May 10, 1999
                                                    Registration No. 333-_______


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                     PHILADELPHIA CONSOLIDATED HOLDING CORP.

             (Exact name of Registrant as specified in its charter)

         PENNSYLVANIA                                 23-2202671
(State or other jurisdiction of          (I.R.S. Employer Identification Number)
        incorporation)

                            ONE BALA PLAZA, SUITE 100
                              BALA CYNWYD, PA 19004
                                 (610) 617-7900
                               FAX: (610) 617-7600
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
        INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                         MR. JAMES J. MAGUIRE, PRESIDENT
                                       OR
                         MR. CRAIG P. KELLER, SECRETARY
                            ONE BALA PLAZA, SUITE 100
                         BALA CYNWYD, PENNSYLVANIA 19004
                                 (610) 617-7900
                               FAX: (610) 617-7600
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

                           MICHAEL M. SHERMAN, ESQUIRE
                     WOLF, BLOCK, SCHORR AND SOLIS-COHEN LLP
                         TWELFTH FLOOR, PACKARD BUILDING
                              111 SOUTH 15TH STREET
                      PHILADELPHIA, PENNSYLVANIA 19102-2678
                                 (215) 977-2236
                               FAX: (215) 977-2334

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: from time to time after the effective date of this registration statement.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         Calculation of Registration Fee

                                 Proposed Maximum   Proposed Maximum
Title of Shares    Amount to be   Aggregate Price  Aggregate Offering     Amount of
to be Registered    Registered     Per Share(1)         Price(1)       Registration Fee
----------------    ----------     ------------         --------       ----------------
 Common Stock,       200,000          $25.04           $5,008,000         $1,392.23
  no par value

(1) Estimated solely for the purpose of calculating the aggregate offering price and the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, and computed on the basis of $25.04, which price is the average of the high and low sales prices of the common stock as reported on the Nasdaq National Market of the Nasdaq Stock Market Inc. on May 5, 1999.

      The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                    Subject to Completion, Dated May 10, 1999


PROSPECTUS

                                 200,000 SHARES

                     PHILADELPHIA CONSOLIDATED HOLDING CORP.

                           COMMON STOCK, NO PAR VALUE

      We may offer from time to time to our eligible preferred agents shares of the common stock, no par value, of Philadelphia Consolidated Holding Corp. at a discount under The Philadelphia Insurance Companies Stock Purchase Plan for Preferred Agents. An eligible preferred agent is an agent who is a party to an agency agreement with us and who is designated as a preferred agent by our Executive Vice President-Director of Marketing. The purchase price for the common stock will be 85% of the market value of the common stock on the first day of the offering period or the last day of the offering period, whichever is lower. This prospectus relates to shares of common stock available for purchase under the plan.

      An eligible preferred agent may purchase common stock through the plan by electing to have amounts deducted for that purpose from his or her commissions or other compensation during the offering period or by making a voluntary cash payment by the last day of the offering period.

      The plan restricts the ability of a plan participant to transfer, encumber or otherwise dispose of his or her shares of common stock for a period of two years after the first day of the offering period in which they are purchased. During this two-year restricted period, we have the right to repurchase the shares of common stock if (1) a plan participant attempts to transfer, encumber or otherwise dispose of the shares, or (2) a plan participant's status as a preferred agent terminates other than due to death or disability. If we exercise our right to repurchase shares, the purchase price will be equal to the lesser of the purchase price paid by the plan participant for the shares or the market value of the shares at the time of repurchase.

      The common stock is listed on the Nasdaq National Market of the Nasdaq Stock Market Inc. under the symbol PHLY. On May 7, 1999, the last reported sale price of the common stock on the Nasdaq National Market was $24.00 per share.

      We will receive all of the proceeds of the sale of the common stock offered in this prospectus net of expenses which are estimated at $40,000.

      INVESTING IN THE COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      Our principal executive offices are located at One Bala Plaza, Suite 100, Bala Cynwyd, Pennsylvania, 19004 (telephone number: (610) 617-7900).

                 The date of this prospectus is        , 1999.

                                TABLE OF CONTENTS

                                                                            Page

Risk Factors...................................................................3

The Company....................................................................9

The Plan......................................................................12

Certain Federal Income Tax Effects of Plan Participation......................16

Use of Proceeds...............................................................18

Where You Can Find More Information --
      Incorporation of Certain Information by Reference.......................18

Special Note on Forward-looking Statements....................................20

Legal Opinions................................................................20

Experts.......................................................................21


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
                                  RISK FACTORS

WE HAVE THE RIGHT TO REPURCHASE SHARES FOR A PURCHASE PRICE THAT MAY BE LESS THAN THE PURCHASE PRICE PAID BY THE PLAN PARTICIPANT FOR THE SHARES IF A PLAN PARTICIPANT ATTEMPTS TO TRANSFER, ENCUMBER OR OTHERWISE DISPOSE OF SHARES OR CEASES TO BE A PREFERRED AGENT DURING THE TWO-YEAR RESTRICTED PERIOD

      The plan restricts transfers of shares purchased by plan participants for a period of two years after the first day of the offering period in which the shares were purchased. Plan participants may not sell, transfer, encumber or otherwise dispose of these shares during the two-year restricted period. If a plan participant purchases shares under the plan, he or she will bear the economic risk of his or her investment in the common stock for the entire two-year restricted period described above.

      If a plan participant attempts to sell, transfer, encumber or otherwise dispose of shares during the two-year restricted period, (1) the attempted transfer will be null and void and (2) we will have the right, but not the obligation, to repurchase the shares for the lower of the market value of the shares on the date of repurchase or the actual purchase price paid for the shares.

      In addition, if a plan participant is no longer a preferred agent, we have the right, but not the obligation, to repurchase any shares held by the plan participant that are subject to the two-year restricted period for the lesser of the market value of the shares at the time of repurchase or the actual purchase price paid by the plan participant for the shares. However, we will not have this repurchase right if the plan participant is no longer a preferred agent because of death or disability.

      Plan participants whose shares are repurchased as described above will forfeit all rights to the shares. In addition, if the market value of the shares on the day of repurchase is less than the amount that the plan participant paid for the shares, the plan participant will suffer an economic loss at the time of repurchase.

OUR HOLDING COMPANY STRUCTURE AND THE GOVERNMENT REGULATIONS THAT APPLY TO OUR INSURANCE COMPANY SUBSIDIARIES LIMIT OUR ABILITY TO RECEIVE FUNDS FROM OUR SUBSIDIARIES

      We are a holding company. Our principal assets currently consist of all or substantially all of the equity interests of our subsidiaries, (1) Philadelphia Indemnity Insurance Company; (2) Philadelphia Insurance Company; (3) Maguire Insurance Agency, Inc.; (4) PCHC Investment Corp., a Delaware investment corporation; and (5) PCHC Financing I, a Delaware business trust. Philadelphia Indemnity Insurance Company and Philadelphia Insurance Company are both insurance companies. Maguire Insurance Agency, Inc. is an underwriting manager.

      Our primary sources of funds are dividends and payments we receive under tax allocation agreements from our subsidiaries. Our insurance company subsidiaries are subject to significant government regulation. Our ability to receive dividends and loans from the subsidiaries is


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
restricted by these regulations. Accumulated profits of our insurance company subsidiaries from which dividends may be paid totaled $80.5 million at December 31, 1998. Of this amount, our insurance company subsidiaries are entitled to pay a total of approximately $17.7 million of dividends in 1999 without obtaining prior approval from the Pennsylvania Department of Insurance. Further, our right to receive any distribution of assets from a subsidiary if it liquidates its assets or undergoes a reorganization or other similar transaction is subject to the prior claims of creditors of that subsidiary, except to the extent, if any, that we are recognized as a creditor of the subsidiary. In that event, the ability of a holder of our common stock to benefit indirectly from the distribution would be similarly restricted. At December 31, 1998, our subsidiaries had total liabilities (excluding liabilities owed to us) of approximately $231.6 million.

EXTENSIVE REGULATION OF OUR INSURANCE COMPANY SUBSIDIARIES MAY ADVERSELY AFFECT OUR PROFITABILITY

      Our insurance company subsidiaries are subject to a substantial degree of regulatory oversight, which generally is designed to protect the interests of policyholders as opposed to the interests of investors, such as the holders of our common stock. Such regulation relates to:

      -     authorized lines of business;

      -     capital and surplus requirements;

      -     investment parameters;

      -     underwriting limitations;

      - required participation in shared property-casualty insurance markets or pooling arrangements;

      -     transactions with affiliates;

      -     dividend limitations;

      -     changes in control; and

      - a variety of other financial and non-financial components of an insurance company's business.

      New regulations and legislation have been, and are being, proposed from time to time to (1) limit damage awards; (2) bring the industry under regulation by the federal government; (3) control premiums, policy terminations and other policy terms; and (4) impose new taxes and assessments. It is not possible to determine whether any of these proposals will be adopted in any jurisdictions and, if so, in what form or in what jurisdictions. Accordingly, the impact of these initiatives on us is impossible to determine.

ADVERSE CONDITIONS IN PROPERTY AND CASUALTY INSURANCE MARKET COULD HAVE AN ADVERSE EFFECT ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      Our insurance company subsidiaries write:

      -     specialized commercial property and casualty insurance products for

            -     non-profit and social services organizations,

            -     the auto rental and leasing industries,

            -     homeowners associations,

            -     the health fitness and wellness industry, and

            -     private schools;

      - select classes of specialty property risks and inland marine insurance; and

      -     select classes of professional liability insurance.

      Historically, the financial performance of the commercial property and casualty insurance industry has tended to fluctuate in cyclical patterns of soft markets, in which pricing is relatively low, followed by hard markets, in which pricing levels are higher. Although an individual company's financial performance is dependent on its own specific business characteristics, the profitability of most commercial property and casualty insurance companies tends to follow this cyclical market pattern. At present, the property and casualty insurance industry is experiencing a prolonged soft market. Further deterioration of the market could have an adverse effect on our financial condition and operations. There can be no assurance that a hard market will emerge or that the current market will not worsen.

IF OUR INSURANCE COMPANY SUBSIDIARIES' RATINGS ARE DOWNGRADED, OUR COMPETITIVE POSITION, FINANCIAL CONDITION AND RESULTS OF OPERATIONS WOULD BE ADVERSELY AFFECTED

      Our insurance company subsidiaries are rated "A+" (Superior) by A.M. Best Company. According to A.M. Best Company, the "A+" (Superior) rating is assigned to companies that have, on balance, superior financial strength, operating performance and market profile, when compared to the standards established by the A.M. Best Company, and have a very strong ability to meet their ongoing obligations to policyholders. A.M. Best Company ratings are based upon factors relevant to policyholders and are not directed toward the protection of investors, such as holders of our common stock. Our insurance company subsidiaries also possess an "A" claims paying ability rating by Standard & Poor's. According to Standard & Poor's, insurers rated "A" offer good financial security for policyholders. We believe that the ratings assigned by A.M. Best Company and Standard & Poor's are important factors in marketing our products. If these ratings were to be downgraded in the future, it is likely that our competitive position and, as a result, our financial condition and results of operations, would be adversely affected.

IF THE RESERVES WE HAVE ESTABLISHED FOR LOSSES AND LOSS ADJUSTMENT EXPENSES ARE NOT ADEQUATE, WE MAY BE REQUIRED TO INCREASE OUR RESERVES WHICH COULD RESULT IN REDUCTIONS IN NET INCOME AND POLICYHOLDER'S SURPLUS, DOWNGRADING OF RATINGS OF OUR INSURANCE COMPANY SUBSIDIARIES AND ADVERSE REGULATORY CONSEQUENCES

      We establish reserves for losses and loss adjustment expenses representing our best estimate of the losses and loss adjustment expenses we will incur on existing insurance policies. We obtain annual statements of actuarial opinions on loss and loss adjustment expense reserves by independent actuaries. While we believe that our reserves for losses and loss adjustment expenses are adequate, loss and loss adjustment expenses reserves necessarily are based on assumptions as to future events. Accordingly, actual losses and loss adjustment expenses may vary from established reserves. If our reserves are later determined to be understated, we will be required to increase reserves with a corresponding reduction in net income in the period in which the deficiency is identified. Furthermore, changes in inflation, claim settlement patterns, legislative activity and litigation trends may have a substantial impact on our future loss experience. Accordingly, there can be no assurance that our reserves will be adequate to cover actual losses. If we are required to strengthen reserves, such action could result in a reduction in policyholders' surplus, a downgrading of our insurance company subsidiaries' A.M. Best pooled rating and/or adverse regulatory consequences.

CONTINUED AVAILABILITY OF REINSURANCE TO INSURE AGAINST A PORTION OF OUR RISK IS IMPORTANT TO OUR FINANCIAL CONDITION AND OPERATIONS

      We purchase reinsurance coverage to insure against a portion of our risk on policies we write directly. Limiting our insurance risks through reinsurance will continue to be important to us. Reinsurance does not affect our direct liability to our policyholders on the business we write. Although our reinsurance is currently maintained with reinsurers rated "A" (Excellent) or better by A.M. Best, a reinsurer's insolvency or inability to make payments under the terms of its reinsurance treaty with us could have a material adverse effect on us. In addition, there can be no assurance that reinsurance will remain continuously available to us to the same extent and on the same terms as are currently available.

IF WE ARE NOT ABLE TO COMPETE SUCCESSFULLY WITH OUR COMPETITORS, SOME OF WHOM ARE LARGER AND HAVE GREATER RESOURCES, OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION MAY BE ADVERSELY AFFECTED

      The commercial property and casualty insurance industry is highly competitive. Many of our existing and potential competitors are larger, have considerably greater financial and other resources, have greater experience in the insurance industry and offer a broader line of insurance products than we. Not only do we compete with other insurers, we also compete with other forms of insurance organizations such as self-insurance mechanisms.

THE SUCCESS OF OUR BUSINESS IS DEPENDENT ON KEY PERSONNEL

      The success of our business is dependent on the efforts and abilities of our principal executive officers, particularly James J. Maguire, Philadelphia Consolidated's founder, principal shareholder, Chairman of the Board, President and Chief Executive Officer. We maintain $3.6 million of "key man" insurance on Mr. Maguire's life. However, Mr. Maguire does not have an employment contract with us and there can be no assurance that he will remain in his present positions for any period of time. If we were to lose the services of Mr. Maguire or other principal executive officers, there could be a material adverse effect on our business.

WE HAVE CONTROLLING SHAREHOLDERS WHO HAVE THE PRACTICAL ABILITY TO ELECT ALL OF OUR DIRECTORS AND TO PREVENT A CHANGE OF CONTROL CONTRARY TO THE INTERESTS OF OTHER SHAREHOLDERS

      James J. Maguire and his wife, Frances Maguire, beneficially own 38.4% of our common stock. Therefore, Mr. and Mrs. Maguire have a substantial level of control over us and over matters submitted to our shareholders. Mr. James J. and Mrs. Frances Maguire are likely to have the practical ability to elect all of our directors and to prevent a potential change of control (even if such change of control would be advantageous to the public investors).

YEAR 2000 READINESS DISCLOSURE: DUE TO YEAR 2000 ISSUES, THERE IS A RISK OF FAILURE OF OUR SYSTEMS AND INCREASED CLAIMS ON POLICIES WE WRITE THAT COULD AFFECT OUR OPERATIONS, LIQUIDITY OR FINANCIAL POSITION

      Many existing computer programs use only two digits, instead of four, to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create incorrect results on or after the Year 2000. The Year 2000 issue affects computer and information technology systems, as well as non-information technology systems which include embedded technology such as micro-processors and micro-controllers (or micro-chips) that have date sensitive programs that may not properly recognize the year 2000 or beyond. If the systems and products we use are not properly equipped to identify and recognize the year 2000, our information technology systems and non-information technology systems could fail or create erroneous results.

      We have completed a Year 2000 readiness assessment of our information technology systems and non-information technology systems and have repaired or replaced systems or components of systems that we have identified as Year 2000 non-compliant. We are not aware of any remaining Year 2000 issues with respect to our systems that could have a material adverse effect on our operations or financial condition. We are engaged in an ongoing effort to assess the impact on us of the failure of any of the third parties with whom we maintain significant business relationships to become Year 2000 compliant. We anticipate that this assessment of material third parties will be completed by June 30, 1999.

      We use computer systems in virtually all aspects of our business. We also maintain relationships with a number of vendors, suppliers and customers whose own state of readiness with regard to the Year 2000 issue could potentially impact us. These parties include software, hardware, and telecommunication providers, banks and investment brokers, reinsurers and reinsurance intermediaries, certain agents and utilities. The failure to correct a material Year 2000 issue by us or a material third party could materially and adversely impact our operations, liquidity and financial position. Due to the uncertainty inherent in the Year 2000 issue, we are unable to determine whether the consequences of Year 2000 failures will have a material impact on our statement of operations, liquidity or financial position. However, we believe that with the completion of our Year 2000 project the risk of significant interruptions of operations should be reduced.

      Additionally, we issue professional liability coverage, including directors and officers liability, and commercial multi-peril insurance policies. Coverage under certain of these policies may cover losses suffered by insureds as a result of the Year 2000 issues. Our professional liability policies are written on a "claim made and reported" basis. Since early 1997 approximately 50% of these policies have included a Year 2000 exclusion endorsement. We are including a Year 2000 exclusion endorsement on virtually all new or renewing professional liability policies providing coverage effective January 1, 1999 and thereafter. On occasion, for qualifying accounts, our underwriters may remove the exclusion after receipt and review of a satisfactory supplemental application (which includes a warranty statement) and other underwriting information. With respect to our commercial multi-peril policies, we believe that we should not be held liable for claims arising from the Year 2000 issue under our comprehensive general liability policies. However, we cannot determine whether or to what extent courts may find us liable for such claims. Additionally, we could incur expense to contest Year 2000 issue coverage claims, even if we prevail in our position. As a result, we cannot determine what, if any, exposure we may ultimately have for Year 2000 issue claims.

                                   THE COMPANY

      You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus, as well as information we previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

      All reference to "we" or "us" or "Philadelphia Consolidated" in this prospectus and any accompanying prospectus supplement mean Philadelphia Consolidated Holding Corp., except where it is made clear that the term means Philadelphia Consolidated Holding Corp. and its consolidated subsidiaries.

      Philadelphia Consolidated Holding Corp. was incorporated in Pennsylvania in 1984 to serve as a holding company for its subsidiaries.

      We design property and casualty insurance products incorporating value-added coverages and services for select target industries or niches. We use a "mixed" marketing strategy in which our production underwriting organization markets our insurance products to the insured, directly or through our preferred agents, and also accepts business from independent insurance brokers. Our production underwriting organization operates from proprietary field offices located across the United States and includes telemarketing staffs at its regional offices and our Philadelphia home office.

      We offer the following product lines:

      COMMERCIAL AUTOMOBILE AND EXCESS LIABILITY. We have provided Commercial Automobile Products to the leasing and rent-a-car industries for over 35 years. Products offered to the rent-a-car industry include coverage for the business owner's property, dual interest liability, and physical damage on the rental vehicle.

      Additionally, through arrangements with a number of the largest rent-a-car companies, we offer our excess liability product at the rental car counter to rent-a-car customers. This coverage protects renters against liability for bodily injury and property damage, which is in excess of the statutory coverage provided with the rental vehicle, and is primary over the renter's personal automobile insurance coverage.

      We also offer a full range of liability and physical damage coverages to automobile leasing companies and their customers. For the driver (the lessee), we offer both primary liability coverage and physical damage coverage on the vehicle. For the owner (the lessor), we offer contingent and excess liability coverage over the primary liability coverage layer which protects lessors in the event of a loss when the primary coverage is absent or inadequate and provides contingent physical damage coverage. Additional products offered to leasing companies include:

      - interim primary liability and physical damage coverage, which protects the lessor of the vehicle before and after it is delivered to the lessee;

      - residual value coverage which guarantees the value of the leased vehicle at the termination of the lease; and

      - guaranteed asset protection coverage which protects the lessor and lessee for the difference between the leased vehicle's actual cash value and the lease or loan net value in instances where the vehicle is stolen or damaged beyond repair.

      COMMERCIAL PACKAGE. We have been providing Commercial Multi Peril Package Policies ("Package Programs") to specific targeted niche markets for over 10 years. Among the organizations to which we offer our specialty niche Package Programs are non-profit social service agencies, health and fitness organizations, private and specialty training schools, condominium/homeowner association facilities and home health care operations and day care facilities. The Package Programs policies are tailored to include special value-added features addressing the unique aspects of each of the above niche markets differentiating our product offerings from those of our competitors.

      SPECIALTY LINES. We have been providing specialty professional liability products for approximately 10 years, initially offering Directors & Officers Liability coverage to Nonprofit 501(c)(3) tax exempt organizations. In 1996, we introduced a proprietary package of coverages in our Executive Safeguard(sm) policy offered to public and private companies. The coverages offered in the Executive Safeguard(sm) policy include directors and officers liability, employment practices liability, fiduciary liability and kidnap ransom insurance. Our recent efforts have been focused on broadening the target market for our specialty lines product offerings through the expansion of our field production underwriting staff and the introduction of new products. During 1998 we introduced a variety of coverage enhancements to several of our policies, including Executive Safeguard(sm), miscellaneous professional and non-profit directors and officers and two new products, accountants and dentists professional liability.

      SPECIALTY PROPERTY AND INLAND MARINE LINE. In September 1998, we introduced a Specialty Property and Inland Marine underwriting organization which brings a new line of business to Philadelphia Consolidated. This underwriting organization specializes in:

      - insuring large property risks for a wide range of businesses, from shopping malls to hotels; and

      - underwriting and providing marketing for all classes of inland marine insurance (concentrating on the larger segments of inland marine), including builder's risk, contractor's equipment and motor truck cargo.

In addition, we now have the expertise to create insurance coverage for the unusual, one-of-a-kind account.

                                    THE PLAN

      The following is a summary of the terms and conditions of the Philadelphia Insurance Companies Stock Purchase Plan for Preferred Agents (the "Plan"):

PURPOSE

      We established the Plan in order to provide our Preferred Agents, as defined below, with an opportunity to acquire our common stock at a discounted purchase price. This is intended to encourage our Preferred Agents to own our common stock and to align their interests with those of our other shareholders.

PLAN ADMINISTRATION

      The Plan will be administered by the Board of Directors of Philadelphia Consolidated Holding Corp. (the "Board") or by any committee designated by the Board at its discretion from time to time. The committee designated to administer the Plan by the Board, or the Board itself in its capacity as administrator of the Plan, are referred to in this prospectus as the "Committee." The Committee may engage an agent to perform custodial and record-keeping functions for the Plan, such as holding record title to Share certificates of Plan participants ("Participants"), maintaining an individual investment account for each Participant and providing annual status reports to Participants regarding their investment accounts.

      The Committee will have full discretionary authority to interpret the Plan, to issue rules for administering the Plan and to make all other determinations necessary or appropriate for the administration of the Plan, including, but not limited to, the manner in which Participants must complete subscription agreements in order to participate in the Plan and limitations on numbers of shares of common stock available for purchase in any Offering Period, as hereinafter defined.

      Additional information concerning the Plan and/or its administration may be obtained from:

                Craig P. Keller
                Vice President, Secretary, Treasurer and Chief Financial Officer Philadelphia Consolidated Holding Corp.
                One Bala Plaza, Suite 100
                Bala Cynwyd, PA 19004
                (610) 617-7900

SECURITIES TO BE OFFERED

      Under the Plan, our common stock will be offered for sale to eligible Preferred Agents. The maximum number of shares of common stock available for purchase under the Plan is 200,000, subject to adjustment in the event of certain events affecting the common stock, such as a stock split or stock dividend.

PREFERRED AGENTS WHO MAY PARTICIPATE IN THE PLAN

      All Preferred Agents will be eligible to participate in the Plan, other than any Preferred Agent who is serving, or who has been elected to serve, as
(1) a Board member, (2) Chairman or Vice Chairman of the Board, (3) President, Vice President, Secretary or Treasurer of Philadelphia Consolidated, or (4) in any other position, regardless of title, that obligates the individual to file reports under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

      A "Preferred Agent" is any agent of ours who is both:

      -     party to an agency agreement with us and

      - designated as a "Preferred Agent" by the Executive Vice President-Director of Marketing of Philadelphia Consolidated.

      A person's status as a Preferred Agent for any particular Offering Period, as defined below, will be based on whether the person is a Preferred Agent as of the first day of the Offering Period.

PURCHASE OF COMMON STOCK PURSUANT TO THE PLAN AND PAYMENT FOR COMMON STOCK
OFFERED

      ELECTION TO PARTICIPATE IN THE PLAN. The Committee may establish one or more offering periods under the Plan (each, an "Offering Period") at any time and for any length of time the Committee determines is appropriate. The Committee will provide eligible Preferred Agents with notice of the dates of each Offering Period, the enrollment period for the Offering Period and any other terms or conditions that must be met in order for an eligible Preferred Agent to participate in the Plan for that Offering Period. Such notice will be delivered to each eligible Preferred Agent as soon as practicable on or after the first day of the Offering Period. Any eligible Preferred Agent may elect to participate in the Plan and purchase common stock during an Offering Period by filing with the Committee during the enrollment period a subscription agreement specifying either the number of shares of common stock or the dollar amount of common stock to be purchased for that Offering Period. While we intend to provide each eligible Preferred Agent with the notice described above in this paragraph, we have no obligation or liability to any otherwise eligible Preferred Agent who does not receive a notice for any Offering Period including, but not limited to, any obligation to allow that Preferred Agent to participate in the offering for that Offering Period.

      PURCHASE OF SHARES. Except as described below in "Revocation of Election to Participate in the Plan," each Participant who has properly submitted a subscription agreement for an Offering Period will be deemed, without further action, to have purchased on the last business day of the Offering Period the number of shares of common stock specified in his or her subscription agreement. The Committee will hold the shares in a special investment account (an "Investment Account") for the Participant until the two-year Restricted Period, as defined below, has passed. If we pay cash dividends on our common stock, we will distribute to Participants the cash dividends that are paid with respect to the shares held in the Participant's Investment Account. We will retain in the investment account any distributions that are in the nature of a stock split or distribution of stock until the shares to which the stock split or distribution is attributable are themselves distributed to the Participant in accordance with the Plan. Shares delivered to Participants under the Plan will be shares that currently are held in treasury or are authorized but unissued.

      PURCHASE PRICE OF COMMON STOCK PURCHASED UNDER THE PLAN. The purchase price of shares of common stock purchased under the Plan for any Offering Period will be an amount that is equal to the lesser of 85% of the Market Value, as defined below, of the shares (1) on the first day of the Offering Period and (2) on the last day of the Offering Period.

      "Market Value" on any date means the last reported sale price of the shares reported on the Nasdaq National Market, or the closing price of the shares on such other stock exchange as the common stock may be listed, on the date in question as reported in the Wall Street Journal. If there is no closing price reported, then the "Market Value" will mean the average between the closing bid and asked prices for shares on the date in question as reported. If there are no sales reports or bid or asked quotations, as the case may be, for the date in question, the closest preceding date on which there were sales reports or bid or asked quotations will be used. If the Committee determines, in its discretion, that the valuation as described above in this paragraph does not accurately reflect the value of the shares or if the shares are not then publicly traded, the Market Value of a share will be determined by the Committee.

      PAYMENT OF PURCHASE PRICE. Each Participant purchasing shares of common stock under the Plan will elect in his or her subscription agreement to pay for the shares to be purchased under the subscription agreement either by (1) paying in cash on or before the last day of the Offering Period, or (2) having amounts specified by the Participant withheld from commissions or other compensation that would otherwise have been paid to the Participant during the Offering Period. There is no provision in the Plan for changing the manner in which payments for common stock are to be made.

      CASH ACCOUNTS. Any cash contributed by a Participant for the purpose of making purchases of shares of common stock under the Plan, whether through direct payment by the Participant or through withholding from commissions otherwise payable to the Participant, will be accumulated in a non-interest bearing account for the Participant until used to purchase shares. We will maintain records of the cash contributed by each Participant (a "Participant's Cash Account"). We have no obligation to hold these funds in a separate account for a Participant, and no interest will be payable with respect to any amounts allocated to a Cash Account. If a Participant revokes his or her election to participate in the Plan for an Offering Period, we will pay to the Participant any amounts accumulated in his or her Cash Account for that Offering Period, without interest, as soon as practicable following the date of revocation. If the amount accumulated in a Participant's Cash Account for an Offering Period is more than the amount required to purchase the number of shares for which the Participant has subscribed, we will pay to the Participant the excess in the Participant's Cash Account over the amount used to purchase the common stock on the last day of the Offering Period, without interest, as soon as practicable following the last day of the Offering Period. Other than as described above, the Plan does not provide a mechanism for a Participant to withdraw contributions that have been made under the plan.

      PARTICIPANT CONTRIBUTIONS. Participants do not contribute to the Plan except as they may elect in their subscription agreements. See "Payment of Purchase Price" above.

      PURCHASE LIMITATIONS. No Participant may purchase under the Plan during any three consecutive calendar years shares of common stock having an aggregate value in excess of $100,000. For purposes of this limitation, the value of shares of common stock purchased under the Plan will be equal to their Market Value as of the first day of the Offering Period in which they are purchased.

      REPORTS TO BE MADE TO PARTICIPANTS. The Committee will cause reports on the status of Participants' Investment Accounts to be prepared and delivered to Participants annually.

REVOCATION OF ELECTION TO PARTICIPATE IN THE PLAN

      A Participant may revoke his or her participation in the Plan for any Offering Period at any time up to and including the last day of the Offering Period by providing written notice of the revocation according to any revocation notice provisions that are established by the Committee. In addition, if a Participant fails to pay the purchase price of shares of common stock for which he or she has subscribed in full on or before the last day of the Offering Period, he or she will be deemed to have revoked his or her participation for that Offering Period and will have no further rights to purchase shares for that Offering Period. If a Participant revokes his or her participation for an Offering Period, any cash that has been accumulated in a Cash Account for the Participant for that Offering Period will be refunded to the Participant, without interest, as soon as practicable following our receipt of notice of revocation.

TRANSFER RESTRICTIONS ON SHARES OF COMMON STOCK PURCHASED UNDER THE PLAN

      Participants will not be permitted to transfer shares of common stock purchased under the Plan for a period of two years, measured from the first day of the Offering Period of the purchase (the "Restricted Period"). If a Participant attempts to sell, transfer, make subject to any lien, or otherwise dispose of shares prior to the end of the Restricted Period, the attempted transfer, lien or other disposition will be null and void and we will have the right, but not the obligation, to repurchase the shares for the lesser of the Market Value of the shares at the time of forfeiture or the actual purchase price paid by the Participant for the shares. The Participant will forfeit all rights to those shares upon receipt of payment from us of the repurchase price.

      If a Participant's status as a Preferred Agent terminates, for any reason other than due to his or her death or disability, the Participant will be entitled to his or her shares of common stock that have been held beyond the Restricted Period. We have the right, but not the obligation, within 90 days after we receive notice of the termination of a Participant's Preferred Agent status, to repurchase from the Participant any shares for which the Restricted Period has not passed for the lesser of the Market Value of the shares at the time of repurchase or the actual purchase price paid by the Participant for the shares.

VOTING OF SHARES HELD IN INVESTMENT ACCOUNT

      The Agent or, if there is no Agent, the Committee will vote all of a Participant's shares that are held in an Investment Account in accordance with the Participant's instructions.

OFFERING AND PLAN ADMINISTRATION EXPENSES

      Philadelphia Consolidated will pay all of the expenses associated with the offering of shares of common stock under the Plan and the administration of the Plan.

TRANSFER OF STOCK CERTIFICATES

      We will distribute to Participants certificates for the shares of common stock purchased under the Plan once the shares are no longer subject to the two year Restricted Period, provided the Participant has paid in full the purchase price of the shares.

AMENDMENT AND TERMINATION OF THE PLAN

      The Board may amend the Plan as it deems appropriate, from time to time, and may terminate the Plan at any time, at its discretion.

            CERTAIN FEDERAL INCOME TAX EFFECTS OF PLAN PARTICIPATION

The following discussion summarizes, as of the date of this prospectus, general principles of federal income tax law applicable to the Plan and the shares of common stock acquired under the Plan. Participants should consult their own tax advisors concerning the tax consequences of participation in the Plan and the disposition of shares acquired under the Plan, since federal tax laws are subject to change, individual tax situations differ and the effect of state and local taxation may be material.

      GENERAL. The Plan is not intended to qualify as a "stock purchase plan" under the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code") nor are contributions by Participants in the Plan tax deductible. As a consequence, any Preferred Agent who participates in the Plan will be subject to tax on the amount of his or her income that is used to purchase shares under the Plan (even if such income is withheld by Philadelphia Consolidated) as ordinary compensation income, and will be subject to additional amounts of ordinary compensation income attributable to the purchase of shares under the Plan at a discount. In general, whenever property is purchased by an individual at a discount in connection with arrangements related to compensation for services provided by that individual, the excess of the Market Value over the purchase price of the property is treated as taxable compensation income (that is taxed as additional ordinary income, and not as a capital gain). This additional compensation income will generally be recognized at the time of the purchase or at the time the property purchased ceases to be subject to a substantial risk of forfeiture, whichever is later.

      Because the shares of common stock purchased under the Plan are subject to a Restricted Period, and are subject to repurchase at the lesser of the purchase price or then Market Value if a Participant's status as a Preferred Agent terminates during the Restricted Period, the shares should be viewed for federal income tax purposes as being subject to a substantial risk of forfeiture. As a consequence, a Participant will recognize as additional compensation income the excess of the Market Value of the shares purchased as of the date the Restricted Period ends over the amount paid for the shares. For example, if a Participant purchases $1,000 worth of shares under the Plan with respect to an Offering Period that commenced on July 1, 1999, and remains as a Preferred Agent through July 1, 2001, the following tax treatment would generally be applicable. If the Participant paid $850 through withholding from his or her commissions during 1999, his or her income for 1999 will include the $850, even though this amount was never paid to the Participant in cash. No additional income would be recognized in 1999, absent a special "83(b) election" (described below), as a result of the purchase. If the Market Value of the shares purchased rises to $1,500 as of July 1, 2001, the Participant will recognize additional compensation income for the taxable year 2001 equal to $650 (that is, the $1,500 Market Value of the shares reduced by the $850 paid for them).

      On a subsequent sale of the shares, the Participant will be treated for federal income tax purposes as though he or she had purchased the shares for their Market Value (i.e., $1,500) on July 1, 2001. This will determine the amount of gain or loss recognized on the sale, and will also establish the beginning of the holding period applicable for purposes of determining the maximum federal capital gains rate with respect to the gain realized on a sale of the shares.

      ELECTION UNDER SECTION 83(B) OF THE CODE. A Participant may make an election under Section 83(b) of the Code (an "83(b) Election") which will cause the Participant to recognize immediately as of the date the purchase of shares occurs an additional amount of ordinary income equal to the excess of the Market Value of the shares as of that date over the price paid for them. If this election is made, the Market Value of the shares purchased is determined by disregarding the restrictions in the Plan that otherwise cause the shares to be subject to a substantial risk of forfeiture. In addition, if the shares are repurchased, the Participant will only be able to claim a loss if the repurchase is at a price below the price actually paid (that is, if the repurchase price is based on a Market Value for the shares that has dropped below the original discounted purchase price). If the repurchase is at the original purchase price, the Participant will not be allowed any tax loss, even though income will have been recognized as a result of the 83(b) Election.

      In order to make an 83(b) Election, a Participant must file the election no later than 30 days after the date the shares were purchased (that is, the last day of the Offering Period), by filing a written statement with the IRS office where the Participant files his or her returns, and a copy with Philadelphia Consolidated. A copy of the filing must also be included in the Participant's tax return for the year of the purchase. The statement must contain: the name, address and taxpayer identification number of the taxpayer, a description of the shares purchased, the date of the purchase and the taxable year for which the election is made, the nature of the restrictions on the shares, the Market Value of the shares at the time of purchase, the purchase price paid for the shares and a statement indicating that copies of the election have been furnished to other persons as required. The statement must be signed and must indicate that it is made under Section 83(b) of the Code. PARTICIPANTS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE ADVISABILITY OF AND PROCEDURE INVOLVED IN MAKING AN 83(B) ELECTION.

      The effect of an 83(b) Election may be illustrated as follows: Assume, as above, that a Participant purchases $1,000 worth of shares under the Plan with respect to an Offering Period that commenced on July 1, 1999. Assume that the Offering Period ended on December 31, 1999 (the purchase date) and the Participant files an 83(b) Election within thirty days following the purchase date. Assume also that the shares were worth $1,000 as of July 1, 1999 (fixing the purchase price at $850), but rose in value to $1,100 as of December 31, 1999. The $850 which the Participant paid for the shares through withholding from his commissions between July 1 and December 31, 1999 will still be included in his or her income for 1999 even though this amount was never paid to the Participant in cash. In addition, as a consequence of electing to include the bargain purchase amount in income for 1999, the Participant's taxable income will be increased by $250 (the excess of the $1,100 Market Value of the shares purchased, over the $850 purchase price paid). If the Participant continues to be a Preferred Agent until July 1, 2001 and then sells the shares for $1,500 on July 2, 2001, the Participant will recognize a capital gain of $400 (the excess of the $1,500 realized on the sale over the $1,100 basis in the shares). This will be treated as a sale of property held from December 31, 1999 through July 2, 2001, and would be treated as a long-term capital gain in determining the maximum applicable federal tax rate. If, however, the Participant ceases to be a Preferred Agent prior to July 1, 2001 and Philadelphia Consolidated repurchases the shares for $850 (the original purchase price), the Participant will not be permitted to recognize a loss as no loss is permitted to be recognized under applicable tax rules for such a forfeiture.

                                 USE OF PROCEEDS

      Unless otherwise set forth in a Prospectus Supplement, we will use the net proceeds of the offering for general corporate purposes.

                     WHERE YOU CAN FIND MORE INFORMATION --
                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      Philadelphia Consolidated files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the following public reference rooms maintained by the SEC at:

             Judiciary Plaza               7 World Trade Center
             450 Fifth Street, N.W.        13th Floor
             Washington, D.C.  20549       New York, New York 10048

      You may obtain information on the operation of the SEC's public reference rooms by calling the SEC at 1-800-SEC-0330. Philadelphia Consolidated's SEC filings also are available to the public from the SEC's website at http.//www.sec.gov.

      Philadelphia Consolidated has filed a registration statement on Form S-3 with the SEC to register the shares offered by this prospectus. This prospectus is part of the registration statement but, as permitted by SEC rules and regulations, this prospectus does not contain all the information that you can find in the registration statement or the exhibits to the registration statement. You should refer to the registration statement and to the exhibits filed with the registration statement for further information about Philadelphia Consolidated, our consolidated subsidiaries and the shares.

      The SEC allows us to "incorporate by reference" the information we file with them. This means that we are permitted to disclose certain information to you by referring you to other documents we have filed with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC after the date of this prospectus will automatically update and supersede this information.

      We incorporate by reference in this prospectus all the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before all the shares of shares offered by this prospectus have been sold or de-registered:

      - Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "Form 10-K");

      -     the Current Report on Form 8-K dated May 10, 1999; and

      - description of our common stock, no par value, that is contained in Philadelphia Consolidated's registration statement on Form 8-A/A, dated September 13, 1993, including any amendments or reports filed for the purpose of updating the description of the shares.

      We will deliver, without charge, to anyone receiving this prospectus, upon written or oral request, a copy of any document incorporated by reference in this prospectus but not delivered to you with this prospectus, excluding all exhibits to those documents except any exhibit that has been specifically incorporated by reference. You may request a copy of these documents by telephoning or writing to:

                Craig P. Keller
                Vice President, Secretary, Treasurer and Chief Financial Officer Philadelphia Consolidated Holding Corp.
                One Bala Plaza, Suite 100
                Bala Cynwyd, PA 19004
                (610) 617-7900


                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

      Some of the information in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking phrases such as "will likely result," "may," "are expected to, "is anticipated," "estimate," "projected," "intends to," or other similar words. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected, as described below.

      Significant risks and uncertainties include:

      -     changes in the business environment in which we operate;

      -     inflation and changes in interest rates;

      -     changes in taxes, laws and governmental regulations;

      -     competitive product and pricing activity;

      -     difficulties of managing growth profitably; and

      -     the impact of Year 2000 issues.

      Additional risks that may affect our future performance are included elsewhere in this prospectus and in our other filings with the SEC. When considering forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this prospectus. You should not place undue reliance on any forward-looking statement that speaks only as of the date made.

                                 LEGAL OPINIONS

      The validity of the shares of common stock offered hereby will be passed on for Philadelphia Consolidated by Wolf, Block, Schorr and Solis-Cohen LLP.

                                     EXPERTS

      The consolidated financial statements of Philadelphia Consolidated and its subsidiaries as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 incorporated by reference in this prospectus have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Securities and Exchange Commission
Registration Fee...................................................      $1,393
*Accounting Fees and Expenses......................................       4,500
*Legal Fees and Expenses...........................................      30,000
*Printing..........................................................       2,000
*Miscellaneous.....................................................       2,107

Total Expenses.....................................................    $ 40,000
                                                                         ======
----------
* Estimated for purposes of completing the information required pursuant to this
Item 14.

      Philadelphia Consolidated will pay all fees and expenses associated with filing the Registration Statement.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Subchapter D (Sections 1741 through 1750) of Chapter 17 the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), contains provisions for mandatory and discretionary indemnification of a corporation's directors, officers, employees and agents (collectively "Representatives"), and related matters.

      Under Section 1741, subject to certain limitations, a corporation has the power to indemnify Representatives under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party or threatened to be made a party by reason of his or her being a Representative of the corporation or serving at the request of the corporation as a Representative of another corporation, partnership, joint venture, trust or other enterprise, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

      Section 1742 provides for indemnification with respect to derivative and corporate actions similar to that provided by Section 1741. However, indemnification is not provided under Section 1742 in respect of any claim, issue or matter as to which a Representative has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, a Representative is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

      Section 1743 provides that indemnification against expenses is mandatory to the extent that a Representative has been successful on the merits or otherwise in defense of any such action or proceeding referred to in Section 1741 or 1742.

      Section 1744 provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of a Representative is proper because the Representative met the applicable standard of conduct. Section 1744 further provides that such determination will be made by the board of directors by a majority vote of a quorum consisting of directors not parties to the action or proceeding; if a quorum is not obtainable or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel; or by the shareholders.

      Section 1745 provides that expenses incurred by a Representative in defending any action or proceeding referred to in Subchapter D of Chapter 17 of the BCL may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the Representative to repay such amount if it shall ultimately be determined that such Representative is not entitled to be indemnified by the corporation.

      Section 1746 provides generally that except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter D of Chapter 17 of the BCL shall not be deemed exclusive of any other rights to which a Representative seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such Representative's official capacity and as to action in another capacity while holding that office.

      Section 1747 grants a corporation the power to purchase and maintain insurance on behalf of any Representative against any liability incurred by such Representative in his or her capacity as a Representative, whether or not the corporation would have the power to indemnify such Representative against that liability under Subchapter D of Chapter 17 of the BCL.

   Sections 1748 and 1749 apply the indemnification and advancement of expenses provisions contained in Subchapter D of Chapter 17 of the BCL to all constituent corporations absorbed in a consolidation, merger or division, as well as the surviving or new corporations surviving or resulting therefrom, and to service as a representative of a corporation or an employee benefit plan.

      Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter D of Chapter 17 of the BCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Representative and shall inure to the benefit of the heirs and personal representative of such person.

      Section 9 of Article IV of Philadelphia Consolidated's By-Laws provides indemnification to directors for all actions taken by them and for all failures to take action to the fullest extent permitted by Pennsylvania law against all expense, liability and loss reasonably incurred or suffered by them in connection with any threatened, pending or completed action, suit or proceeding (including, without limitation, an action, suit or proceeding by or in the right of Philadelphia Consolidated), whether civil, criminal, administrative, investigative or through arbitration. Section 9 of Article IV of the By-Laws also permits Philadelphia Consolidated, by action of its board of directors, to indemnify officers, employees and other persons to the same extent as directors. The provisions of Section 9 of Article IV of the By-Laws relating to the limitation of directors' liability, to indemnification and to the advancement of expenses constitute a contract between Philadelphia Consolidated and each of its directors which may be modified as to any director only with that director's consent or as otherwise specifically provided in Section 9. Any repeal or amendment of Section 9 of Article IV of the By-Laws which is adverse to any director will apply to such director only on a prospective basis, and will not reduce any limitation on the personal liability of a director of Philadelphia Consolidated, or limit the rights of an indemnitee to indemnification or to the advancement of expenses with respect to any action or failure to act occurring prior to the time of such repeal or amendment. No repeal or amendment of the By-Laws will affect any or all of Section 9 of Article IV so as either to reduce the limitation of directors' liability or limit indemnification or the advancement of expenses in any manner unless adopted by the unanimous vote of the directors of Philadelphia Consolidated then serving or the affirmative vote of shareholders entitled to cast not less than a majority of the votes that all shareholders are entitled to cast in the election of directors.

      Section 9 of Article IV further permits Philadelphia Consolidated to maintain insurance, at its expense, for the benefit of any person on behalf of whom insurance is permitted to be purchased by Pennsylvania law against any such expenses, liability or loss, whether or not Philadelphia Consolidated would have the power to indemnify such person against such expense, liability or loss under Pennsylvania or other law. Philadelphia Consolidated has purchased directors' and officers' liability insurance.

      Section 3c of the Plan provides that service on the Committee constitutes, for purposes of rights to indemnification by Philadelphia Consolidated, service as a member of Board. Committee members are entitled, under Section 3c, to indemnity from Philadelphia Consolidated and limitation of liability to the fullest extent provided by applicable law, Philadelphia Consolidated's Articles of Incorporation and/or Philadelphia Consolidated's By-Laws in connection with or arising out of any action, suit or proceeding with respect to the administration of the Plan in which a Committee member is involved by reason of being or having been a member of the Committee, whether or not the Committee member continues to be a member of the Committee at the time of the action, suit or proceeding.

ITEM 17. UNDERTAKINGS.

      (a)   The Undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

            provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in such post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

      (a) Exhibits


   Exhibit No.                              Description
   -----------                              -----------

       3.1 Articles of Incorporation of Philadelphia Consolidated, as amended (incorporated by reference to Exhibit 3.1 filed with Philadelphia Consolidated's Form S-1 Registration Statement under the Securities Act of 1933 (Registration No. 33-65958)).

       4.1 Philadelphia Insurance Companies Stock Purchase Plan for Preferred Agents.*

       4.2        Form of Subscription Agreement*

       5.1 Opinion of Wolf, Block Schorr and Solis-Cohen LLP regarding the legality of the securities being registered by Philadelphia Consolidated hereby.*

      23.1 Consent of PricewaterhouseCoopers LLP related to the financial statements of Philadelphia Consolidated Holding Corp.*

      23.2        Consent of Wolf, Block Schorr and Solis-Cohen LLP (included in
                  Exhibit 5.1).*

      24.1 Powers of attorney (included on signature pages of this Registration Statement).

----------
* Filed electronically herewith.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Philadelphia Consolidated Holding Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement, to be signed on its behalf by the undersigned, thereunto duly authorized, in the Bala Cynwyd, Pennsylvania on May 7, 1999.

                                    PHILADELPHIA CONSOLIDATED HOLDING CORP.

                                    By: /s/ James J. Maguire
                                    -------------------------
                                    James J. Maguire
                                    Chairman of the Board of Directors,
                                    President and Chief Executive Officer

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James J. Maguire and Craig P. Keller, and each of them, the undersigned's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in the undersigned's name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including, without limitation, post-effective amendments to this Registration Statement), and to file the same, with all exhibits thereto, and other documents in connection therewith (including, without limitation, any related registration statement or amendment thereto filed in accordance with Rule 462 under the Securities Act of 1933, as amended), with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 7, 1999.

     Signature                      Title
     ---------                      -----

/s/ James J. Maguire                Chairman of the Board of Directors,
---------------------               President, Chief Executive Officer
James J. Maguire                    and Director (Principal Executive Officer)

/s/ Craig P. Keller                 Vice President, Secretary, Treasurer and
---------------------               Chief Financial Officer (Principal
Craig P. Keller                     Financial and Accounting Officer)

/s/ Sean P. Sweeney                 Executive Vice President and Director
---------------------
Sean P. Sweeney

/s/ James J. Maguire, Jr.           Executive President, Chief Operating Officer
---------------------------         and Director
James J. Maguire, Jr.

/s/ William J. Henrich, Jr.         Director
---------------------------
William J. Henrich, Jr.


/s/ Roger R. Larson                 Director
---------------------------
Roger R. Larson


/s/ Paul R. Hertel, Jr.             Director
---------------------------
Paul R. Hertel, Jr.


/s/ Thomas J. McHugh                Director
---------------------------
Thomas J. McHugh


/s/ Michael J. Morris               Director
---------------------------
Michael J. Morris


/s/ J. Eustace Wolfington           Director
---------------------------
J. Eustace Wolfington

                                  EXHIBIT INDEX


 Exhibit No.                       Description                  Method of Filing
 -----------                       -----------                  ----------------

      3.1      Articles of Incorporation of Philadelphia
               Consolidated, as amended (incorporated by reference to Exhibit 3.1 filed with Philadelphia Consolidated's Form S-1
               Registration Statement under the Securities
               Act of 1933 (Registration No. 33-65958)).

      4.1      Philadelphia Insurance Companies Stock                   *
               Purchase Plan for Preferred Agents.

      4.2      Form of Subscription Agreement                           *

      5.1      Opinion of Wolf, Block Schorr and Solis-Cohen            *
               LLP regarding the legality of the securities being registered by Philadelphia Consolidated hereby.

     23.1      Consent of PricewaterhouseCoopers LLP related            *
               to the financial statements of Philadelphia
               Consolidated Holding Corp.

     23.2      Consent of Wolf, Block Schorr and Solis-Cohen            *
               LLP (included in Exhibit 5.1).

     24.1 Powers of attorney (included on signature pages of this Registration Statement).

----------
* Filed electronically herewith.